STRYKER COMPLETES ACQUISITION OF MAKO SURGICAL CORP.

Kalamazoo, Michigan - December 17, 2013 - Stryker Corporation (NYSE:SYK) announced today the completion of its previously announced acquisition of MAKO Surgical Corp., a pioneer in the advancement of robotic arm assisted surgery in orthopaedics.
"We're excited to welcome MAKO into our organization and combine their expertise in robotic arm assisted surgery with Stryker's innovations in joint reconstruction to further advance the growth of this compelling technology. The long-term potential offered by this technology platform holds the promise of transforming reconstructive surgery, increasing patient satisfaction and enhancing the experience for surgeons and hospitals," said Kevin A. Lobo, President and Chief Executive Officer.
As indicated in the September 25, 2013 press release, the transaction is expected to be dilutive to Stryker’s adjusted earnings per share excluding acquisition and integration-related charges by approximately $0.10 - $0.12 in the first full year, neutral in year two and accretive thereafter. Additionally, the transaction is expected to be slightly accretive to adjusted cash earnings per share, excluding acquisition and integration-related charges in the first full year.
Stryker is one of the world’s leading medical technology companies and is dedicated to helping healthcare professionals perform their jobs more efficiently while enhancing patient care. The Company offers a diverse array of innovative medical technologies, including reconstructive, medical and surgical, and neurotechnology and spine products to help people lead more active and more satisfying lives. For more information about Stryker, please visit www.stryker.com.

Contacts
For media inquiries please contact:
Yin Becker, Stryker Corporation, 201-831-5000 or yin.becker@stryker.com

For investor inquiries please contact:
Katherine A. Owen, Stryker Corporation, 269-385-2600 or katherine.owen@stryker.com

Forward-Looking Statements
This press release contains information that includes or is based on forward-looking statements within the meaning of the federal securities law that are subject to various risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in such statements. Such factors include, but are not limited to: weakening of economic conditions that could adversely affect the level of demand for our products; pricing pressures generally, including cost-containment measures that could adversely affect the price of or demand for our products; changes in foreign exchange markets; legislative and regulatory actions; unanticipated issues arising in connection with clinical studies and otherwise that affect U.S. Food and Drug Administration approval of new products; changes in reimbursement levels from third-party payors; a significant increase in product liability claims; the ultimate total cost with respect to the Rejuvenate and ABG II matter; the impact of investigative and legal proceedings and compliance risks; resolution of tax audits; the impact of the federal legislation to reform the United States healthcare system; changes in financial markets; changes in the competitive environment; our ability to integrate acquisitions, including the acquisition of MAKO Surgical Corp.; and our ability to realize anticipated cost savings as a result of workforce reductions and other restructuring activities. Additional information concerning these and other factors are contained in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.